                                                                     EXHIBIT (b)

[LOGO OF NATIONSBANK APPEARS HERE]

October 27, 1997


Kevco, Inc.
1300 S. University Drive
Suite 200
Fort Worth, TX 76107

Attn:   Mr. Jerry E. Kimmel

RE:     Acquisition Financing
        ---------------------

Gentlemen:

You have advised us that Kevco, Inc. (the "Borrower"), through a new wholly owned subsidiary ("Newco"), intends to acquire all of the capital stock of Shelter Components Corporation (the "Acquired Company") pursuant (i) to a cash tender offer (the "Tender Offer") for all (but in no event less than a majority) of the outstanding shares of common stock of the Acquired Company at a price of $17.50 per share, and (ii) the subsequent merger of Newco with or into the Acquired Company (the "Merger"). Hereinafter the Tender Offer and the Merger may be collectively referred to as the "Acquisition". You also have advised us that in connection with the Acquisition all existing indebtedness of the Acquired Company (approximately $20.5 million) and the Borrower (approximately $48.3 million) will be refinanced.

In order to complete the Acquisition and refinancings described above, and to pay the costs and expenses related to the Acquisition and related financings, you have advised us that the Borrower intends (i) to raise not less than $100.0 million from its issuance of new senior subordinated debt (the "Subordinated Debt"), and (ii) to borrow not more than $110.0 million under newly arranged senior credit facilities in an aggregate amount up to $130.0 million (with such amounts each being reduced by Subordinated Debt proceeds in excess of $100.0 million).

You have advised us that no other external financing other than the financing described herein will be required in connection with the Acquisition and refinancings.

In connection with the foregoing, NationsBank of Texas, N.A. ("NationsBank" or the "Agent") is pleased to advise you of its commitment (this letter agreement being the "Commitment Letter") to provide the full principal amount of the Senior Credit Facilities described in the Summary of Indicative Terms and Conditions attached to this Commitment Letter as Exhibit A (the "Term Sheet"). NationsBanc Montgomery Securities, Inc. ("NMSI") is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Senior Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet, and this letter agreement.

Kevco, Inc.
October 26, 1997
Page 2



The commitments of NationsBank and NMSI hereunder are subject to each of the terms and conditions set forth herein and in the Term Sheet, and to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NMSI:

(a) execution by the Borrower, the Acquired Company and/or other appropriate parties of the definitive purchase agreement and other related documentation relating to the Acquisition (the "Purchase Agreement"), in form and substance reasonably satisfactory to NationsBank and NMSI;

(b) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities consistent with the Term Sheet and otherwise reasonably satisfactory to NationsBank and NMSI; and

(c) there not having occurred and being continuing since the date hereof a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NMSI in their reasonable discretion.

NationsBank will act as Agent for the Senior Credit Facilities and NMSI will act as Arranger and Syndication Agent for the Senior Credit Facilities. No additional agents will be appointed without the prior approval of the Borrower, NationsBank and NMSI.

Furthermore, the commitments of NationsBank and NMSI hereunder are based upon the financial and other information regarding the Borrower, the Acquired Company and their respective subsidiaries previously provided to NationsBank and NMSI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the reasonable opinion of NationsBank and NMSI, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Acquired Company and their subsidiaries taken as a whole. If the continuing review by NationsBank and NMSI of the Borrower and the Acquired Company discloses information relating to conditions or events not previously disclosed to NationsBank and NMSI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NMSI which NationsBank and NMSI in their reasonable discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower, the Acquired Company, and their subsidiaries taken as a whole, NationsBank and NMSI may, in their reasonable discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

You agree to use reasonably commercial efforts to assist NationsBank and NMSI in achieving syndication of the Senior Credit Facilities in a manner reasonably satisfactory to NationsBank, NMSI and you. In the event that such syndication cannot be achieved in a manner reasonably satisfactory to NationsBank, NMSI and you under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NMSI in developing an alternative structure that will permit syndication of the Senior Credit Facilities in a manner reasonably satisfactory to NationsBank, NMSI and you. Syndication of the Senior Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the proposed Lenders. To assist NationsBank and NMSI in the syndication efforts, you

Kevco, Inc.
October 26, 1997
Page 3



hereby agree to (a) provide and cause your advisors to provide NationsBank and NMSI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMSI to complete syndication, including but not limited to information and evaluations prepared by the Borrower and its advisors, or on their behalf, relating to the Acquisition, (b) assist NationsBank and NMSI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities and (c) otherwise assist NationsBank and NMSI in their syndication efforts, including making available officers and advisors of the Borrower and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and the Acquired Company and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional debt financings for the Acquired Company (except as described in this letter and except for the Subordinated Debt) during such syndication process unless otherwise agreed to by NationsBank and NMSI.

It is understood and agreed that NationsBank and NMSI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders (which shall be reasonably satisfactory to you) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NMSI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that to the best of your knowledge
(a) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NMSI or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and the Acquired Company that have been or are hereafter made available to NationsBank and NMSI or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities so that the representation and warranty in the preceding sentence is correct in all material respects on the such date. In arranging and syndicating the Senior Credit Facilities, NationsBank and NMSI will be using and relying on the Information and the Projections without independent verification thereof.

By executing this Commitment Letter you also agree to reimburse NationsBank and NMSI from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of legal counsel to NationsBank) incurred in connection with the Senior Credit Facilities and the preparation of the definitive documentation for the Senior Credit Facilities and the other transactions contemplated hereby.

Kevco, Inc.
October 26, 1997
Page 4




IN THE EVENT THAT NATIONSBANK OR NMSI BECOMES INVOLVED IN ANY CAPACITY IN ANY ACTION, PROCEEDING OR INVESTIGATION IN CONNECTION WITH ANY MATTER CONTEMPLATED BY THIS LETTER, THE BORROWER WILL REIMBURSE NATIONSBANK AND NMSI FOR THEIR REASONABLE LEGAL AND OTHER EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) AS THEY ARE INCURRED BY NATIONSBANK OR NMSI. THE BORROWER ALSO AGREES TO INDEMNIFY AND HOLD HARMLESS NATIONSBANK, NMSI AND THEIR AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (THE "INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES AND LIABILITIES, JOINT OR SEVERAL, RELATED TO OR ARISING OUT OF ANY MATTERS CONTEMPLATED BY THIS LETTER (INCLUDING ANY ARISING OUT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY), UNLESS AND ONLY TO THE EXTENT THAT IT SHALL BE FINALLY JUDICIALLY DETERMINED THAT SUCH LOSSES, CLAIMS, DAMAGES OR LIABILITIES RESULTED PRIMARILY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF NATIONSBANK, NMSI OR SUCH OTHER INDEMNIFIED PARTY.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank and NMSI hereunder, provided, however, that the provisions of the immediately preceding two paragraphs shall be superseded by the provisions of the definitive financing documentation.

As described herein and in the Term Sheet, NMSI will act as Arranger and Syndication Agent for the Senior Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NMSI certain fees payable to NationsBank in such manner as NationsBank and NMSI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NMSI) any information relating to the Senior Credit Facilities, the Borrower, the Acquired Company and their subsidiaries and affiliates, subject to a confidentiality agreement reasonably acceptable to you.

This Commitment Letter may not be assigned without the prior written consent of NationsBank and NMSI.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than 5:00 p.m. Dallas, Texas time on October 28, 1997. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the fee letter of even date herewith (the "Fee Letter") and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees set forth in the Term Sheet and in the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on December 31, 1997, unless the Senior Credit Facilities are closed by such time.

Except as required by applicable law, this Commitment Letter, the Term Sheet, and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party without the prior consent of NationsBank and NMSI, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable

Kevco, Inc.
October 26, 1997
Page 5



judgment; provided, however, it is understood and agreed that you may disclose the terms of this letter and the Term Sheet (but not the Fee Letter) to the Acquired Company and its attorneys and financial advisors and accountants in connection with the Acquisition, in filings with the SEC and other applicable regulatory authorities and stock exchanges, and in proxy and other materials disseminated to stockholders and other purchasers of securities of the Borrower. Without limiting the foregoing, in the event that you disclose the contents of this letter or the Fee Letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this Commitment Letter and Term Sheet, and the Fee Letter.

THIS COMMITMENT LETTER (INCLUDING THE TERM SHEET) AND THE FEE LETTER AND ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS COVERED HEREIN AND THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

This letter may be executed in counterparts which, taken together, shall constitute an original.

                                        Very truly yours,

                                        NATIONSBANK OF TEXAS, N.A.

                                        By: /s/ T. SHIPLEY
                                           --------------------------------
                                        Title: Senior Vice President


                                        NATIONSBANC MONTGOMERY
                                        SECURITIES, INC.


                                        By: /s/ HOWARD BEATTIE, JR.
                                           --------------------------------
                                        Title: Managing Director

ACCEPTED AND AGREED TO:

KEVCO, INC.


By: /s/ ELLIS McKINLEY, JR.
   -----------------------------
Title: CFO
      --------------------------
Date:  October 27, 1997
     ---------------------------

                                   EXHIBIT A
                                   ---------

                                  KEVCO, INC.

                  SUMMARY OF INDICATIVE TERMS AND CONDITIONS

                               OCTOBER 27, 1997

================================================================================

BORROWER:                    Kevco, Inc. (or Kevco Delaware, Inc. if mutually
                             determined to be advantageous).

GUARANTORS:                  The Senior Credit Facilities shall be guaranteed by
                             all existing and hereafter acquired domestic subsidiaries of the Borrower, (excluding the Acquired Company and its subsidiaries prior to the Merger and including the Acquired Company and its subsidiaries after completion of the Merger) (the
                             "Guarantors"). All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank of Texas, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of the Borrower, NationsBank and NMSI.

ARRANGER &
SYNDICATION AGENT:           NationsBanc Montgomery Securities, Inc. ("NMSI").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NMSI, which institutions shall be reasonably acceptable to the Borrower and the Agent (collectively, the "Lenders").

SENIOR CREDIT FACILITIES:    An aggregate principal amount of up to $130 million
                             (with such amount being reduced by Subordinated
                             Debt proceeds in excess of $100 million at Closing) will be available under the conditions hereinafter set forth:

                             Revolving Credit Facility: $35 million revolving
                             --------------------------
                             credit facility, which will include a $5 million sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

                             Term Loan Faci1ity: $95 million term loan facility
                             -------------------
                             (with such amount being reduced by Subordinated Debt proceeds in excess of $100 million at Closing) comprised of two separate term loan tranches:

                                      A-l

                             (i)  $40 million Tranche A Term Loan.


                             (ii) $55 million Tranche B Term Loan. The Tranche B
                                  Term Loan shall be reduced by Subordinated
                                  Debt proceeds received by the Borrower at Closing in excess of $100 million.

PURPOSE: The proceeds of the Senior Credit Facilities shall be used: (i) to refinance and/or redeem certain existing indebtedness of the Borrower and the Acquired Company (ii) to purchase the capital stock of the Acquired Company pursuant to the Tender Offer, Merger and Purchase Agreement; (iii) to pay fees and expenses incurred in connection with the Acquisition, and (iv) to provide for working capital and general corporate purposes of the Borrower and its subsidiaries.

INTEREST RATES:              The Senior Credit Facilities shall bear interest,
                             at the option of the Borrower, at a rates per annum equal to either (i) the LIBOR interbank rate, adjusted for reserves, or (ii) the Base Rate
                             (defined as the higher of (a) the NationsBank prime rate and (b) the Federal Funds rate plus 1/2%), in each case plus the "Applicable Margins" set forth below.

                             x = Ratio of
                             ------------
                             Funded Debt/EBITDA      LIBOR + *     Base Rate + *
                             ------------------      ---------     -------------
                             x  is greater than
                             or equal to 5.00         225 bps          75 bps
                             4.50 is less than
                             or equal to x is
                             less than 5.00           200 bps          50 bps
                             3.75 is less than
                             or equal to x is
                             less than 4.50           l75 bps          25 bps
                             3.00 is less than
                             or equal to x is
                             less than 3.75           l50 bps           0 bps
                             x is less than 3.00      l25 bps           0 bps

                             * The Applicable Margins shown above are applicable only to the Revolving Credit Loans and Tranche A Term Loan. The Applicable Margins with respect to the Tranche B Term Loan shall be equal to the Applicable Margins shown above, plus 50 bps.

                             The Borrower's initial Applicable Margins shall assume a ratio of Funded Debt/EBITDA is greater than or equal to 5.00. Changes in the Borrower's Applicable Margin will be effective two business days following the Agent's receipt of financial statements indicating a change, commencing with the receipt of the Borrower's 6-30-98 financial statements.

                             If during the 180 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Senior Credit Facilities, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                             The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                             A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

                             The loan documentation shall include cost and yield protection customary for transaction and facilities of this type, including without limitation changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, and reserves, all without proration or offset.

LETTER OF CREDIT FEES:       Letter of Credit fees are due quarterly in arrears
                             to be shared proportionately by the Lenders. Letter of Credit Fees will be equal to (i) for standby
                             Letters of Credit 100%, and (ii) for commercial
                             Letters of Credit 50%, of the LIBOR Applicable
                             Margin for Revolving Credit Loans in effect from time to time on a per annum basis, plus a fronting fee of 12.5 bps per annum to be paid to Fronting
                             Bank for its own account. Fees will be calculated on the aggregate stated amount for each letter of credit for the stated duration thereof.

COMMITMENT FEE               A 50 bps. per annum (calculated on the basis of
                             actual number of days elapsed in a year of 360
                             days) Commitment Fee calculated on the unused portion of the Senior Credit Facilities shall commence to accrue upon the closing of a definitive credit agreement, and shall thereafter be payable quarterly in arrears. Commencing with the Agent's receipt of the Borrower's 6-30-98 financial statements, the Commitment Fee shall be reduced to
                             37.5 basis points per annum for any period where the Borrower's ratio of Funded Debt/EBITDA is less than 3.00. For purposes of determining the Commitment Fee, Revolving Credit Loans and Letters of Credit constitute usage.

MATURITY:                    The Revolving Credit Facility shall terminate and
                             all amounts outstanding thereunder shall be due and payable in full six years from 12/31/97.

                             The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due six years from 12/31/97 for the Tranche A Term Loan and seven years from 12/31/97 for the Tranche B Term Loan.

AVAILABILITY/SCHEDULED
AMORTIZATION:                Revolving Credit Facility: Loans under the
                             --------------------------
                             Revolving Credit Facility ("Revolving Credit
                             Loans", and together with the Term Loans, the "Loans") may be made, and Letters of Credit may be issued subject to availability.

                             Term Loan Facility: Loans under the Term Loan
                             -------------------
                             Facility ("Term Loans") will be available in two pro-rata borrowings occurring (i) at the funding of the Tender Offer and (ii) at the completion of the Merger. The Term Loans will be subject to quarterly amortization of principal, based upon the annual amounts shown below (the "Scheduled Amortization").


                                             Tranche A      Tranche B
                            Year Ending      Term Loan      Term Loan
                            -----------      ---------      ---------
                             12/31/98       $         0   $   550,000
                             12/31/99       $ 5,000,000   $   550,000
                             12/31/00       $ 7,500,000   $   550,000
                             12/31/01       $ 7,500,000   $   550,000
                             12/31/02       $10,000,000   $   550,000
                             12131/03       $10,000,000   $   550,000
                             12/31/04       $         0   $51,700,000

SECURITY:                    The Agent (on behalf of the Lenders) shall receive
                             a first priority perfected security interest in all of the capital stock of each of the domestic subsidiaries (direct or indirect) of the Borrower
                             (including the Acquired Company to maximum extent permitted by Regulation U, but excluding subsidiaries of the Acquired Company prior to completion of the Merger and including subsidiaries of the Acquired Company following completion of the Merger) and 65% of the capital stock of each foreign subsidiary (direct or indirect) of the Borrower (excluding foreign subsidiaries of the Acquired Company prior to completion of the Merger and including foreign subsidiaries of the Acquired
                             Company subsequent to the Merger), which capital stock shall not be subject to any other lien or encumbrance. The Agent (on behalf of the Lenders) shall also receive a first priority perfected security interest in all other presently unencumbered and future domestic assets and properties of the Borrower and its subsidiaries
                             (excluding the Acquired Company and its domestic subsidiaries prior to completion of the Merger and including the Acquired Company and its domestic subsidiaries subsequent to completion of the Merger), including, without limitation, accounts receivable, notes receivable, inventory, material real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles. Any note receivable evidencing loans by the Borrower to the Acquired Company prior to the completion of the Merger shall be secured by all substantially all domestic assets of the Acquired Company and its subsidiaries and be guaranteed by all domestic subsidiaries of the Acquired Company.

                             The foregoing security shall ratably secure the Senior Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender under the Senior Credit Facilities.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                  Until the Borrower's ratio of Funded Debt/EBITDA
                             is less than 3.75, in addition to the amortization set forth above, the Term Loan Facility will be prepaid by an amount equal to (a) 100% of the net cash proceeds of all asset sales by the Borrower or any subsidiary of the Borrower (including stock of subsidiaries), subject to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid; (b) 75% of Excess Cash Flow (to be defined) pursuant to an annual cash sweep arrangement; (c)

                             100% of the net cash proceeds from the issuance of any debt after the Closing by the Borrower or any subsidiary (excluding certain permitted debt); and
                             (d) 50% of the net cash proceeds from the issuance of equity by the Borrower or any subsidiary after the Closing. Prepayments after the Closing shall be applied pro rata to reduce the Tranche A Term Loan and the Tranche B Term Loan, and within each tranche, pro rata with respect to each remaining installment of principal.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                  The Borrower may prepay the Senior Credit
                             Facilities in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders' breakage and re-deployment costs in the case of prepayment of LIBOR borrowings. Optional
                             Prepayments of the Term Loans shall be applied pro rata to reduce the Tranche A Term Loan and the Tranche B Term Loan, and within each tranche, pro rata with respect to each remaining installment of principal.

CONDITIONS PRECEDENT
TO CLOSING:                  The initial funding of the Senior Credit Facilities
                             will be subject to the satisfaction of conditions precedent usual and customary for leveraged financings generally and for this transaction in particular, including but not limited to the following:

                             (i) The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities reasonably satisfactory to NMSI, the Agent and the Lenders.

                             (ii) The execution by the Borrower, the acquired Company and/or other appropriate parties of a definitive purchase agreement and other related documentation relating to the Acquisition (the "Purchase Agreement"), in form and substance reasonably satisfactory to NationsBank and NMSI, and the successful tender by the Borrower for not less than a majority of the common stock of Acquired Company pursuant to the Tender Offer.

                             (iii) After giving effect to the transactions contemplated hereby, at Closing (a) the Borrower shall have issued not less than $100 million of Subordinated Debt on terms satisfactory to the Agent, (b) total debt of the Borrower and its subsidiaries, plus the unfunded purchase price of all common stock of the Acquired Company not tendered pursuant the Tender Offer, shall not exceed $215 million in the aggregate, (c) the Borrower shall have unused availability under the Senior Credit Facilities of not less than $15 million, plus the unfunded purchase price of all common stock of the Acquired Company not tendered pursuant to the Tender Offer.

                             (iv) The Agent shall have received a pro forma balance sheet of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) as of the

                                    Closing Date giving effect to the
                                    Acquisition and the transactions
                                    contemplated hereby and reflecting estimated purchase price accounting adjustments, and such other information relating to the Acquisition as the Agent may require.

                              (v) There shall not have occurred a material adverse change since December 31, 1996 in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries and the Acquired Company and its subsidiaries taken as a whole, or in the facts and information regarding such entities as represented to date.

                             (vi) The Agent shall have completed a field examination of the accounts receivable, inventory, payables, controls and systems of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries).

                             (vii) Certification as to the financial condition and solvency of the Borrower and its subsidiaries (after giving effect to the Acquisition and the incurrence of indebtedness related thereto) from an independent firm acceptable to the Agent.

                             (viii) The Agent shall have received (a)
                                    satisfactory opinions of counsel to the
                                    Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and (b) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Senior Credit Facilities, subject to no other liens except for permitted liens to be determined.

                             (ix) Receipt of all governmental, shareholder and third party consents (including Hart-Scott Rodino clearance) and approvals necessary or, in the opinion of the Agent, desirable in connection with the purchase of the Acquired Company and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries), or such other transactions, or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

                             (x)    The absence of any action, suit,
                                    investigation or proceeding pending or
                                    threatened in any court or before any
                                    arbitrator or governmental authority that purports to affect the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) or any transaction contemplated hereby that could have a material adverse effect on the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) or any transaction contemplated hereby, or that could have an adverse affect on the ability of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) to perform their obligations under the documents to be executed in connection with the Senior Credit Facilities.

                             (xi) The Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) shall be in compliance with all existing financial obligations (after giving effect to the Acquisition).

                             (xii) NationsBank and NMSI shall have completed their due diligence investigation of the Borrower and the Acquired Company and their respective subsidiaries with respect to environmental matters in scope, and with results, satisfactory to NationsBank and NMSI.

REPRESENTATIONS &
WARRANTIES:                  Usual and customary for transactions of this type,
                             to include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; (xii) payment of taxes; and
                             (xiii) consummation of the Acquisition.

COVENANTS:                   Usual and customary for transactions of this type,
                             to include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt; (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments; (xii) ERISA; (xiii) limitation on transactions with affiliates; and
                             (xiv) limitation on capital expenditures.

                             Financial covenants to include (but not limited to):

                             . Maintenance at all times of a Minimum Net Worth, with step-up provisions to be agreed upon,

                             . Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (total funded debt/EBITDA), and

                             . Maintenance on a rolling four quarter basis of a Minimum Fixed Charge Coverage Ratio (EBITDA less capital expenditures)/(interest expense + scheduled principal repayments).

EVENTS OF DEFAULT:           Usual and customary in transactions of this nature,
                             and to include, without limitation: (i) nonpayment of principal; interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other material agreements and indebtedness; (v) bankruptcy; (vi) material judgments; (vii) ERISA,
                             (viii) actual or asserted invalidity of any loan documents or security interests; or (ix) Change in Control of the Borrower.

ASSIGNMENTS/
PARTICIPATIONS:              Each Lender will be permitted to make assignments
                             to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring (including, but not limited to an assignment by a Lender to another
                             Lender).

 WAIVERS & AMENDMENTS:       Amendments and waivers of the provisions of the
                             loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facilities, except that (a) the consent of all the Lenders affected thereby shall be required with respect to
                             (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors and (b) the consent of the Lenders holding at least 50% of the Tranche A Term Loan
                             Facility and at least 50% of the Tranche B Term
                             Loan Facility shall be required with respect to any amendment that changes the allocation of any payment between the Tranche A and Tranche B Term
                             Loan Facilities.

INDEMNIFICATION:             The Borrower shall indemnify the Lenders from and
                             against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlements costs. This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders' commitment for the Senior Credit
                             Facilities, notwithstanding any failure of the Senior Credit Facilities to close.

CLOSING: The closing of the Tender Offer which shall not occur later than December 31, 1997.

GOVERNING LAW:               Texas

EXPENSES:                    Borrower will pay all reasonable out-of-pocket
                             costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Senior
                             Credit Facilities, including without limitation, the reasonable legal fees of the Agent's counsel regardless of whether or not the Senior Credit
                             Facilities are closed.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facilities contemplated hereby. The Borrower shall waive its right to a trial by jury.